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                                                                     EXHIBIT 2.2

                            FIRST AMENDMENT TO THE

                         AGREEMENT AND PLAN OF MERGER


     This FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER (the "Amendment"), dated as of October 10, 2000, among Advanstar Holdings Corp. (formerly known as Jetman Acquisition Corp.), a Delaware corporation ("Buyer"), Junior Jetman Corp., a Delaware corporation ("Merger Sub"), Advanstar, Inc., a Delaware corporation (the "Company"), and AHI Advanstar LLC, a Delaware limited liability company ("Stockholder"), amends certain provisions of that certain Agreement and Plan of Merger, dated as of August 14, 2000, among Buyer, Merger Sub, the Company and Stockholder (the "Merger Agreement"). Any capitalized terms not defined in this Amendment shall have the meaning ascribed thereto in the Merger Agreement.

     WHEREAS, the Company desires to grant bonuses (the "Employee Transaction Bonuses"), not to exceed in the aggregate $2,500,000, to certain of its employees upon and as a result of the consummation of the transactions contemplated by the Merger Agreement;

     WHEREAS, Buyer, Merger Sub and Stockholder believe it to be in their best interests to permit the Company to grant the Employee Transaction Bonuses;

     WHEREAS, in connection with the merger contemplated by the Merger Agreement (the Merger"), Advanstar Communications Inc. a New York corporation and a wholly owned subsidiary of the Company ("ACI"), intends to proceed with an offer to purchase all of its outstanding 9 1/4% Senior Subordinated Notes due 2008, and, to the extent it deems necessary or beneficial, to take other actions to repurchase outstanding Senior Subordinated Notes;

     WHEREAS, Section 9.7 of the Merger Agreement provides that the Merger Agreement may not be amended except pursuant to a written instrument executed by each of the parties thereto; and

     WHEREAS, all of the parties to the Merger Agreement agree to amend the Merger Agreement as provided for herein below.

     NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. The definition of "Debt Repayment Costs" set forth in Section 1.1 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

     "Debt Repayment Costs": all issuer repurchase premium (including, without limitation, any consent payment) and other costs, expenses and other amounts payable by the Company or any of its Subsidiaries in connection with any tender offer, change of control offer, or change of
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control redemption in respect of, or any other action taken to repurchase, redeem or otherwise acquire or prepay the Senior Subordinated Notes, including all out-of-pocket fees and expenses (including fees and expenses of counsel and financial advisors) payable by Buyer, the Company or any of its Subsidiaries in connection therewith; provided that Debt Repayment Costs shall not include the principal amount or any interest payable in respect of the Senior Subordinated Notes.

     2. Section 2.6(c) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

     (c)  Capital Stock of Merger Sub.  Each share of common stock, $1.00 par
          ---------------------------
value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

     3. Section 2.7(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

     (a) At the Closing immediately prior to the Effective Time, if Stockholder shall hold any Shares, Stockholder shall deliver or cause to be delivered to Buyer certificates (the "Certificates") for all Shares owned by Stockholder at the Effective Time, duly endorsed in blank. At the Effective Time, upon the delivery of Certificates for any Shares by the holders thereof to Buyer, Buyer shall pay or cause Merger Sub to pay the Per Share Closing Date Merger Consideration to the holder of such Shares; provided that (i) (A) Buyer shall
                                            --------
deduct from the Per Share Cash Consideration payable to each holder of Shares an amount equal to the Per Share Indemnity Escrow Amount and shall pay such amount to the Escrow Agent, for deposit into the Indemnity Escrow Account pursuant to the Escrow Agreement, and the Escrow Agent shall hold and apply the Indemnity Escrow Amount in accordance with the terms of the Escrow Agreement; and (B) the aggregate Per Share Indemnity Escrow Amount of any holder of Shares who contributed Shares to Buyer in connection with the transactions contemplated by the Capital Contribution Termsheet shall include an amount equal to the Per Share Indemnity Escrow Amount multiplied by such number of contributed Shares; and (ii) the Per Share Cash Consideration payable to each holder of Shares shall be reduced, and the Per Share Stock Consideration payable to each holder of Shares shall be increased, in each case by such holder's pro rata share (based on the number of Shares held) of the aggregate value of the Per Share Stock Consideration payable in cash to Holders of the In-the-Money Options pursuant to
Section 2.7(b)(II). After the Effective Time, in respect of any Certificates for Shares previously delivered to Buyer, Buyer shall pay or cause the Surviving Corporation to pay the Per Share Post Closing Merger Consideration consisting of
(A) the Per Share Contingent Debt Repayment Amount if, when and to the extent it becomes payable, (B) the Per Share Contingent Transaction Bonus Repayment Amount if, when and to the extent it becomes payable and (C) the Per Share Purchase Pro Amount if, when and to the extent it becomes payable. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the right to receive the Per Share Merger Consideration in accordance with

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Section 2.6(a) and this Section 2.7(a). No interest will be paid or will accrue on the Per Share Merger Consideration, except to the extent expressly provided in the Escrow Agreement. If any portion of the Per Share Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay to the Buyer any transfer or other taxes required as a result of such payment to the Person other than the registered holder of such Certificate or establish to the satisfaction of the Buyer that such tax has been paid or is not payable. No dividends or other distributions with respect to the Surviving Corporation Common Stock shall be included in the Per Share Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.15, shall be paid to the holder of any unsurrendered Certificates for Shares until such Certificates are surrendered as provided in this Section. Following such surrender, there shall be paid, without interest, to the Person in whose name the Shares have been registered, (i) at the time of such surrender, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section
2.15 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender and with a payment date subsequent to surrender payable with respect to such securities.

     4. Section 2.7 of the Merger Agreement is hereby amended to include the following new subsection (f):

     (f) At the Effective Time, Buyer shall pay or shall cause the Surviving Corporation to pay the Contingent Transaction Bonus Escrow Amount to the Escrow Agent, for deposit into the Contingent Transaction Bonus Escrow Account pursuant to the Escrow Agreement, and the Escrow Agent shall hold and apply the Contingent Transaction Bonus Escrow Amount in accordance with the terms of the Escrow Agreement.

     5.   The definition of "Aggregate Cash Consideration" set forth in Section
                             ----------------------------
2.13(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

     "Aggregate Cash Consideration" means (a) Enterprise Value plus (b)
      ----------------------------                             ----
Aggregate Company Cash plus (c) the Aggregate Option Exercise Consideration
                       ----
minus (d) Debt accrued as of the Closing Date minus (e) the Debt Repayment
-----                                         -----
Escrow Amount minus (f) the Contingent Transaction Bonus Escrow Amount.
              -----

     6.   The definition of "Company Transaction Expenses" set forth in Section
                             ----------------------------
2.13(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

     "Company Transaction Expenses" means the amounts payable (a) in respect of
      ----------------------------
the transactions contemplated by this Agreement to (i) Morgan Stanley & Co. Incorporated pursuant to its engagement letter, (ii) Peter J. Solomon Company Limited pursuant to its engagement letter, (iii) Testa, Hurwitz & Thibeault, LLP, (iv) Heller Ehrman White & McAuliffe, (v) Arthur Andersen and (vi) any other professional advisors, other than Buyer and its Affiliates and any

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advisors thereto or retained on behalf thereof, to the Company or the
Stockholder in connection with the transactions contemplated by this Agreement, and (b) by the Company to its employees in respect of all Employee Transaction Bonuses other than the Contingent Transaction Bonuses.

     7.  The definition of "Per Share Post-Closing Merger Consideration" set
                            -------------------------------------------
forth in Section 2.13(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

     "Per Share Post-Closing Merger Consideration" means an amount in cash equal
      -------------------------------------------
to (a) the Per Share Contingent Debt Repayment Amount plus (b) the Per Share
                                                      ----
Contingent Transaction Bonus Repayment Amount plus (c) the Per Share Purchase
                                              ----
Pro Amount.

     8. Section 2.13(a) of the Merger Agreement is hereby amended to include the following new definitions:

     "Aggregate Contingent Transaction Bonus Repayment Amount" means the
      -------------------------------------------------------
aggregate amount, if any, payable to the Representative (on behalf of the former shareholders and optionholders of the Company) from the Contingent Transaction Bonus Escrow Account.

     "Contingent Transaction Bonus Escrow Account" means the account maintained
      -------------------------------------------
by the Escrow Agent to hold the Contingent Transaction Bonus Escrow Amount for the benefit of the Surviving Corporation (in the event that any of the Company's employees are entitled, upon satisfaction of applicable conditions, to the Contingent Transaction Bonuses) and the Representative (on behalf of the former shareholders and optionholders of the Company) pursuant to the terms and conditions of the Escrow Agreement.

     "Contingent Transaction Bonus Escrow Amount" means $1,000,000.
      ------------------------------------------

     "Contingent Transaction Bonuses" means the contingent payments to be made
      ------------------------------
by the Company to its employees, upon satisfaction of applicable conditions, as a result of the consummation of the transactions contemplated by this Agreement, which shall in the aggregate not exceed $1,000,000.

     "Employee Transaction Bonuses" means the payments, including, without
      ----------------------------
limitation, the Contingent Transaction Bonuses, to be made by the Company to its employees upon and as a result of the consummation of the transactions contemplated by this Agreement, which shall in the aggregate not exceed $2,500,000.

     "Per Share Contingent Transaction Bonus Repayment Amount" means (a) the
      -------------------------------------------------------
Aggregate Contingent Transaction Bonus Repayment Amount divided by (b) the
                                                        ----------
number of Fully Diluted Shares (including Dissenting Shares) immediately prior to the Effective Time.

     9.  Each Schedule to the Merger Agreement, including, without limitation,
Schedule 3.8, Schedule 3.12(a), Schedule 3.12(g), Schedule 3.23(b) and Schedule 5.1(a), shall be amended, to the extent applicable, to set forth the Employee Transaction Bonuses and the

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payment by the Company thereof to the extent contemplated by this Amendment and the Merger Agreement as amended hereby.

     10. Any provision of the Merger Agreement not specifically modified by this Amendment shall remain in full force and effect as originally drafted.

     11. The headings and captions contained herein are for convenience and shall not control or affect the meaning or construction of any provision hereof. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.

                 [Remainder of Page Intentionally Left Blank]

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     IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

                                      ADVANSTAR HOLDINGS CORP.


                                      By:
                                         ----------------------------
                                         Name:   David M. Wittels
                                         Title:  President


                                      JUNIOR JETMAN CORP.


                                      By:
                                         ----------------------------
                                         Name:   David M. Wittels
                                         Title:  President


                                      ADVANSTAR, INC.


                                      By:
                                         ----------------------------
                                         Name:   Robert L. Krakoff
                                         Title:  Chairman and CEO


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                            Stockholder:

                            AHI ADVANSTAR LLC

                            By: Hellman & Friedman
                            Capital Partners III, managing
                            member

                            By: H&F Investors III, its
                            general partner

                            By: Hellman & Friedman Associates III, L.P., its managing general partner

                            By: H&F Investors III, Inc.,
                            its managing partner

                            By:
                                ---------------------------
                                 Name     Mitchell R. Cohen
                                 Title:   Vice President

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